EXHIBIT 4.1

AMENDMENT NO. 1

TO

REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 to Registration Rights Agreement (the “Amendment”) is entered into effective as of the 16th day of February, 2005, by and among Axeda Systems Inc., a Delaware corporation (the “Company”), and the parties listed on the signature pages hereto (collectively, the “Investors”).

WHEREAS, the Company and the Investors have entered into that certain Registration Rights Agreement, dated as of September 23, 2003 (the “Rights Agreement”).

WHEREAS, the Company has requested, and the Investors have agreed, to amend the provisions of the Rights Agreement resulting in liquidated damages in the event that the Company fails to satisfy certain obligations with respect to the effectiveness of the Registration Statement.

WHEREAS, the Rights Agreement may be amended with the consent of the Company and the Required Investors, and the undersigned Investors constitute the Required Investors for purposes of Section 7(a) of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and conditions of this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Agreement. This Amendment hereby amends the Rights Agreement as provided in Section 2 below. Except as explicitly provided in this Amendment, the Rights Agreement will remain unchanged and in full force and effect. The term “Agreement” as used in the Rights Agreement and all other instruments and agreements executed thereunder shall for all purposes refer to the Rights Agreement as amended by this Amendment.

2. Modifications to the Agreement.

2.1 The definition of “Registrable Securities” in Section 1 of the Rights Agreement is amended and restated so that it reads in its entirety, as follows:

“Registrable Securities” shall mean the Shares, the Liquidated Damages Shares and the shares of Common Stock issuable (i) upon the exercise of the warrants, if any, and (ii) any other securities issued or issuable with respect to or in exchange for the Registrable Securities; provided, that a security shall cease to be a Registrable Security upon (A) sale pursuant to a Registration Statement or Rule 144 under the 1933 Act, or (b) such security becoming eligible for sale by the Investors pursuant to Rule 144(k).

2.2 Section 2(a)(ii) of the Rights Agreement is amended and restated so that it reads in its entirety, as follows:

(ii) Additional Registrable Securities. Upon the written demand of any Investor and upon any change in the Warrant Price (as defined in the Warrant) such that additional shares of Common Stock become issuable upon the exercise of the Warrants or upon the issuance of Liquidated Damages Shares, the Company shall prepare and file with the SEC one or more Registration Statements on Form S-3 or amend a Registration Statement that has not previously been declared effective (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of such additional shares of Common Stock (the “Additional Shares”), subject to the Required Investors’ consent) covering the resale of the Additional Shares, but only to the extent the Additional Shares are not at the time covered by an effective Registration Statement. Such Registration Statement also shall cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Additional Shares. The Company shall use its reasonable best efforts to obtain from each person who has piggyback registration rights a waiver of those rights with respect to such Registration Statement; provided, however, that, for any Person who has not waived his, her or its piggyback registration rights with respect to the Registration Statement, all of the shares for which such Person has piggyback registration rights may be included in any Registration Statement filed to cover the resale of the Additional Shares. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) to the Investors and their counsel prior to its filing or other submission. If a Registration Statement covering the Additional Shares (excluding Liquidated Damages Shares) is required to be filed under this Section 2(a)(ii) and is not filed with the SEC within five Business Days of the request of any Investor, the Company will make pro rata payments to each Investor, as liquidated damages and not as a penalty, in an amount equal to 1.5% of the aggregate amount invested by such Investor for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been filed for which no Registration Statement is filed with respect to the Additional Shares. Such payments shall be in partial compensation to the Investors, and shall not constitute the Investors’ exclusive remedy for such events. Such payment shall be made to each Investor in shares of Common Stock (the “Liquidated Damages Shares”) valued based upon the ten (10) day trailing average closing price of Common Stock on the Nasdaq SmallCap Market (or such other exchange, market or quotation system on which shares of the Common Stock are then principally traded) measured from the date any such payment would be due; provided, however, that the Company shall not be obligated to issue more shares of Common Stock than it has authorized but unissued unless the Company’s stockholders approve an increase in such authorized shares. If the Company does not have enough authorized but unissued shares of Common Stock to issue the full number of Liquidated Damages Shares then due, the Company shall use its commercially reasonable efforts to obtain such stockholder approval as soon as reasonably practicable, including by calling a special meeting of stockholders to vote on such increase.

2.3 Section 2(c)(i) of the Rights Agreement is amended and restated so that it reads in its entirety, as follows:

(c) Effectiveness.

(i) The Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable. The Company shall notify the Investors by facsimile or email as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall simultaneously provide the Investors with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby. If (A)(x) a Registration Statement covering the Registrable Securities is not declared effective by the SEC within ninety (90) days after the Closing Date, or (y) a Registration Statement covering Additional Shares (excluding Liquidated Damages Shares) is not declared effective by the SEC within ninety (90) days following the demand of an Investor relating to the Additional Shares covered thereby, or (B) after a Registration Statement has been declared effective by the SEC, sales of Shares or Warrant Shares (excluding Liquidated Damages Shares) cannot be made pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), but excluding the inability of any Investor to sell the Registrable Securities covered thereby due to market conditions and except as excused pursuant to subparagraph (ii) below, then the Company will make pro rata payment to each Investor, as liquidated damages and not as a penalty, in an amount equal to one and one-half percent (1.5%) of the aggregate amount invested by such Investor for each thirty (30) day period or pro rata for any portion thereof following the date by which Registration Statement should have been effective (the “Blackout Period”). Such payments shall be in partial compensation to the Investors, and shall not constitute the Investors’ exclusive remedy for such events. Any amounts payable as liquidated damages pursuant to this Section 2.2(c)(i) shall be paid monthly within three (3) Business Days of the last day of each month following the commencement of the Blackout Period until the termination of the Blackout Period. Such payment shall be made to each Investor in shares of Common Stock (the “Liquidated Damages Shares”) valued based upon the ten (10) day trailing average closing price of Common Stock on the Nasdaq SmallCap Market (or such other exchange, market or quotation system on which shares of the Common Stock are then principally traded) measured from the date any such payment would be due; provided, however, that the Company shall not be obligated to issue more shares of Common Stock than it has authorized but unissued unless the Company’s stockholders approve an increase in such authorized shares. If the Company does not have enough authorized but unissued shares of Common Stock to issue the full number of Liquidated Damages Shares then due, the Company shall use its commercially reasonable efforts to obtain such stockholder approval as soon as reasonably practicable, including by calling a special meeting of stockholders to vote on such increase.

3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement.

5. Continued Effect; Conflict of Terms. Each of the parties hereto hereby confirms that the Rights Agreement, except as expressly amended by this Amendment, remain in full force and effect. To the extent there is any conflict between the terms of the Rights Agreement and this Amendment, the terms of this Amendment shall take precedence.

6. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the undersigned Investors have executed this Amendment effective as of the day and year first written above.

COMPANY:

AXEDA SYSTEMS INC.

By:	/s/ Karen F. Kupferberg

Name:	Karen F. Kupferberg

Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Amendment No. 1 to Registration Rights Agreement]

Counterpart Signature Page

to Amendment No. 1 to

Registration Rights Agreement

SPECIAL SITUATION PRIVATE EQUITY FUND, L.P.

By:	/s/ David Greenhouse

Name:	David Greenhouse

Title:	Partner

SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.

By:	/s/ David Greenhouse

Name:	David Greenhouse

Title:	Partner

SPECIAL SITUATIONS TECHNOLOGY FUND II, L.P.

By:	/s/ David Greenhouse

Name:	David Greenhouse

Title:	Partner

[Signature Page to Amendment No. 1 to Registration Rights Agreement]